FOR IMMEDIATE RELEASE
December 30, 2014
WashingtonFirst Bankshares, Inc. Completes $20 Million Private Placement
RESTON, VA - Today WashingtonFirst Bankshares, Inc. (NASDAQ: WFBI) (the “Company”) announced that it has raised approximately $20 million in equity through a private placement of 1,377,219 shares of newly issued common stock at a price of $15.00 per share (“Private Placement”). The newly issued common stock includes both voting and non-voting common stock and brings the Company’s total outstanding shares to 9,565,637 shares. Purchasers of stock in the Private Placement consisted of various institutional investors that were existing stockholders of the Company.
The Company intends to utilize the new capital primarily to support the continued growth of its wholly-owned subsidiary, WashingtonFirst Bank (the “Bank”). The Bank recently opened its 17th branch, in McLean, Virginia, and the Company recently reported that its loan portfolio had grown by 22% in the first nine months of 2014. In addition to supporting the Bank’s continued growth, the Company may - subject to regulatory approval -- use some of the offering proceeds to redeem a portion of the preferred stock issued to the Treasury pursuant to the Small Business Lending Fund program.
“We are delighted that a number of our existing institutional shareholders have confidence in the Company and were interested in participating in this Private Placement. This new capital will help the Company continue to grow and realize our goals,” said Shaza L. Andersen, President and Chief Executive Officer of the Company.
About The Company
The Company is the parent company of WashingtonFirst Bank, a $1.3 billion bank headquartered in Reston, VA. With 17 branches in the greater Washington, DC metropolitan area, WashingtonFirst Bank is a community oriented bank that provides competitive financial services to local businesses and consumers.

Cautionary Statements About Forward-Looking Information
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements of the goals, intentions, and expectations of the Company as to future trends, plans, events, results of operations and policies and regarding general economic conditions. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in our Annual Report on Form 10-K and in other documents we file with the Securities and Exchange Commission from time to time.  In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon the beliefs of the management of the Company as to the expected outcome of future events, current and anticipated economic conditions, nationally and in the Company’s market, and their impact on the operations, assets and earnings of the Company, interest rates and interest rate policy, competitive factors, judgments about the ability of the Company to successfully integrate its operations following significant transactions including, but not limited to, mergers and acquisitions, the ability to avoid customer dislocation during the period leading up to and following such transactions, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Readers are cautioned against placing undue reliance on such forward-looking statements. The Company assumes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

Additional documents are available free of charge at the SEC’s website, www.sec.gov and on the Company’s website at www.wfbi.com under the tab “About the Bank” and then under the heading “Investor Relations” or by contacting the Company’s Investor Relations Department at 11921 Freedom Drive, Suite 250, Reston, VA 20190. You may also read and copy any reports, statements and other information filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington DC. Information about the operation of the SEC Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

WashingtonFirst Bankshares Inc.
Matthew R. Johnson, 703-840-2422
Executive Vice President & Chief Financial Officer
MJohnson@WFBI.com
www.WFBI.com

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